Exhibit 99.1

FOR IMMEDIATE RELEASE

CAPITAL GOLD ANNOUNCES A 27% INCREASE
IN GROSS PROCEEDS FOR FIRST FISCAL QUARTER

NEW YORK, November 6, 2009 – Capital Gold (TSX:CGC; OTC/BB:CGLD) announced today that gross proceeds were approximately $11.7 million on 11,733 ounces of gold sold in the first fiscal quarter of 2010 (ended October 31, 2009) at its El Chanate mine in Sonora, Mexico.  The average sale price was approximately $995 per ounce.  This represents an increase in gross proceeds of approximately 19% over the fiscal quarter ended July 31, 2009 and a 27% increase over the same period in the prior fiscal year.  Monthly gold production is currently running at approximately 4,200 ounces.

“This is a significant increase in gross proceeds compared to our fourth quarter and the equivalent period of last year,” Capital Gold’s President and Chief Operating Officer, John Brownlie, said. “We anticipate production to increase once the additional crushing plant module and the new leach pad becomes operational by the end of this calendar year.  The full extent of these production increases will be determined with the completion of the SRK study which recently upgraded the proven and probable reserves to over 1.5 million gold ounces.  Capital improvements, completed in 2009, added significant processing capability through the ADR and refinery plants.  The new mine plan will optimize the mining and processing of additional gold production based on the expanded reserves at El Chanate.”

Brownlie also commented on the changes at the corporate level: “We have been working to reduce corporate general and administrative costs and streamline decision making while improving shareholder communication.”  To help achieve this goal, Capital Gold’s Board of Directors has been reduced to five members. The composition of the new Board will consist of a majority of independent directors.  “Together, the board members bring a wealth of experience in mining and financial affairs to the company as we prepare the way for future growth,” he added.

Robert Roningen and Roger A. Newell have resigned from their positions as members of the Board of Directors. Capital Gold wishes Robert a speedy recovery from his illness and Roger the very best in his latest venture. Capital Gold thanks both Robert and Roger for their contribution, dedication and service to shareholders during the early, formative years of the company.

About Capital Gold
Capital Gold Corporation (CGLD: CGC) is a gold production and exploration company. Through its
Mexican subsidiaries and affiliates, it owns 100% of the El Chanate gold property in Sonora,
Mexico. Capital Gold has also begun exploration of 4,100 hectares of owned and leased concessions near the town of Saric, 60 miles from El Chanate.  Further information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

###

Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding the establishment and estimates of production and mineral reserves and non-reserve mineralized material, future increases in mineral reserves, the recovery of any mineral reserves, grade, processing rates and capacity, estimated future gold production, potential mine life and future growth of the company. Factors that could cause actual results to differ materially include timing of and unexpected events during construction and expansion; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive government approvals; our ability to maintain low operating costs, the availability of adequate water supplies; mining or processing issues, continued compliance with U.S. and Mexican laws, including environmental laws; fluctuations in gold price and costs and the availability of financing on acceptable terms. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release. Further information on the factors and risks that could affect the Company’s business, financial conditions and results of operations, is contained in the Company’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov.

Contact:
Kelly Cody, Manager of Investor Relations
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com

Media Inquiries:
Victor Webb/Madlene Olson
Marston Webb International
Tel: (212) 684-6601
Fax: (212) 725-4709
Email: marwebint@cs.com